Exhibit 99.1

3M Announces New Board Appointment

•Neil Mitchill elected to the Board of Directors

ST. PAUL, Minn. – Feb. 5, 2026 – 3M (NYSE: MMM) announced today the election of Neil G. Mitchill, Jr. to 3M's Board of Directors, effective February 6, 2026. Mr. Mitchill also has been appointed as a member of the Audit Committee and the Nominating and Governance Committee of the Board.

Mr. Mitchill is the Executive Vice President and Chief Financial Officer, RTX Corporation. Holding this position since 2021, his responsibilities span financial reporting and controls, planning and analysis, investor relations, internal audit, tax and treasury.

Prior to his current role, Mr. Mitchill served as Corporate Vice President of Financial Planning and Analysis and Investor Relations of RTX. He held numerous other financial leadership positions within United Technologies Corporation (UTC) prior to its merger with Raytheon Company in 2020, including Acting Senior Vice President and Chief Financial Officer of UTC, and Vice President and Chief Financial Officer of UTC’s Pratt & Whitney business. Mr. Mitchill spent 17 years at PricewaterhouseCoopers LLP in both client service and lead partner roles.

Mr. Mitchill received a BS in Accountancy from Providence College.

“Neil is an accomplished executive with over 25 years of finance experience as well as strategic leadership on complex business issues,” said William Brown, 3M’s Chairman and CEO. “His deep financial expertise, strategic acumen and broad business experience will be invaluable to our board, shareholders and customers, and I look forward to working with him.”

About 3M
3M (NYSE: MMM) is focused on transforming industries around the world by applying science and creating innovative, customer-focused solutions. Our multi-disciplinary team is working to solve tough customer problems by leveraging diverse technology platforms, differentiated capabilities, global footprint, and operational excellence. Discover how 3M is shaping the future at 3M.com/news.

3M Media Contact:
3MNews@mmm.com

Investor Contact:
Diane Farrow
(612) 202-2449